                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

                                             Contact: Jennifer Blum (Press)
                                                      212.381.5705
                                                      jblum@doubleclick.net

                                                      Brenda Fields (Investors)
                                                      212.381.5759
                                                      ir@doubleclick.net


             DOUBLECLICK INC. COMPLETES ACQUISITION OF MESSAGEMEDIA

        -- Acquisition Expands DoubleClick's Suite of Email Products and
                             Broadens Client Base --

NEW YORK, January 18, 2002 -- DoubleClick Inc. (NASDAQ: DCLK), the leading digital marketing solutions company, today announced that it has completed its acquisition of MessageMedia, Inc. (NASDAQ: MESG), a provider of permission-based, email marketing and messaging solutions.

Under the terms of the merger agreement, holders of MessageMedia stock are entitled to receive 0.01454 of a share of DoubleClick common stock for each share of MessageMedia common stock pursuant to a fixed exchange ratio. In total, DoubleClick will issue one million shares of common stock to complete the exchange. Based on DoubleClick's closing price of $12.51 on January 17, 2002, the transaction is valued at approximately $12.51 million.

The acquisition of MessageMedia allows DoubleClick to expand its suite of email products as well as broaden its client base. This acquisition, coupled with DoubleClick's existing broad base of products, allows the company to provide its customers with a comprehensive suite of email solutions including both ASP and software technologies as well as a full range of deployment and consulting services. Over the short term, DoubleClick will evaluate the best way to integrate MessageMedia's technologies and operations, in order to provide maximum value to its customers.

The success of DARTmail, DoubleClick's email marketing technology, coupled with the acquisitions of FloNetwork and MessageMedia, positions DoubleClick as a leading provider of email marketing solutions. DoubleClick works with some of the leading publishers, merchants and advertising agencies such as J.Crew, Crate & Barrel, Reader's Digest, Omaha Steaks, The Wall Street Journal Online, About.com, CMP and Payless Shoe Source.


                                   -- more --

"Email is a key initiative for DoubleClick in 2002 and the capabilities of MessageMedia will add to our suite of solutions," said Court Cunningham, Vice President and General Manager of DARTmail Technology, DoubleClick. "In addition, MesageMedia's experience in the European market will assist our expansion efforts in that region."

DoubleClick's suite of email marketing products combine the power of email and permission-based marketing to provide an effective, integrated solution to help online publishers, advertisers and direct marketers develop profitable lifetime customer relationships. DoubleClick's email suite includes both the DARTmail delivery platform and DoubleClick eMail List Services, which helps list owners monetize their opt-in email names and which helps list renters find and target the most responsive prospects for their email marketing efforts.

About DoubleClick Inc.
DoubleClick is building the infrastructure that makes marketing work in the digital world. Combining media, data, research and technological expertise, DoubleClick allows marketers to deliver the right message, to the right person, at the right time, while helping Web publishers maximize their revenue and build their business online. DoubleClick Inc. has global headquarters in New York City and maintains 35 offices around the world.

This press release includes forward-looking statements, including future plans. The results or events predicted in these statements may vary materially from actual future events or results. Factors that could cause actual events or results to differ from anticipated events or results include: losses of significant customers, customer performance challenges, intense competition in our industry, failure to manage the integration of acquired companies, lack of growth in digital marketing, changes in government regulation and other factors that are contained in documents filed by DoubleClick with the Securities and Exchange Commission, including our most recent reports on Form 10-K and Form 10-Q. Also, it is DoubleClick's policy to provide such forward-looking information at least once per quarter, but we may choose to not update that information until the next quarter even if circumstances change.

                                      # # #